Exhibit 4.10

Execution Version

REGISTRATION RIGHTS AGREEMENT

dated as of

October 21, 2011

among

ARROWHEAD RESEARCH CORPORATION

and

THE SHAREHOLDERS PARTY HERETO

REGISTRATION RIGHTS AGREEMENT

AGREEMENT dated as of October 21, 2011 (this “Agreement”) between Arrowhead Research Corporation, a Delaware corporation (the “Company”) and Roche Finance Ltd, a Swiss corporation (including each of its Permitted Transferees, collectively, the “Shareholders” and each individually, a “Shareholder”).

In consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that for purposes of this definition, (i) none of the Company, Roche Madison Inc., a Delaware corporation, or Roche Kulmbach GmbH, a German limited liability company, shall be considered an Affiliate of any Shareholder; (ii) neither Chugai Pharmaceutical Co., Ltd (at 1-1 Nihonbashi-Muromachi 2-chome, Chuo-ku, Tokyo, 103-8324, Japan) nor any of its subsidiaries shall be considered an Affiliate of a Shareholder, unless a Shareholder elect, in a written notice delivered to Buyer, to have any such Person considered an Affiliate of such Shareholder; and (iii) none of Roche Holding Ltd or any of its subsidiaries shall be considered an Affiliate of the Company. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Closing” means the Closing as defined in the Stock and Asset Purchase Agreement.

“Common Stock” means the common stock, par value $0.001 per share, of the Company and any class of securities into which such Common Stock may be converted or changed.

“Effectiveness Date” means the earlier of (i) the 90th day following the date of the Closing (or the 120th day if the SEC reviews and has written comments to the Shelf Registration Statement that would require the filing of a pre-effective amendment thereto with the SEC) and (ii) the fifth Trading Day following the date on which the Company is notified by the SEC that the Shelf Registration Statement will not be reviewed or is no longer subject to further review and comments.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Filing Date” means the 30th day following the date of the Closing.

“FINRA” means the Financial Industry Regulatory Authority (formerly, the National Association of Securities Dealers, Inc.) and any successor thereto.

“Permitted Transferee” means a Person to whom Registrable Securities are transferred by any Shareholder; provided that (i) such transfer is not made in a registered offering or pursuant to Rule 144 and (ii) such transferee shall only be a Permitted Transferee if and to the extent the transferor designates the transferee as a Permitted Transferee entitled to rights hereunder pursuant to Section 4.01(b).

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Post-Closing Payment Date” means the Post-Closing Payment Date as defined in the Stock and Asset Purchase Agreement.

“Public Offering” means an underwritten public offering of Common Stock of the Company pursuant to an effective registration statement under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form.

“Registrable Securities” means, at any time, any shares of Common Stock beneficially owned by any Shareholder and any other securities beneficially owned by any Shareholder issued or issuable by the Company or any of its successors or assigns in respect of any such shares of Common Stock by way of conversion, exchange, exercise, dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation, sale of assets, other reorganization or otherwise until (i) a registration statement covering such shares of Common Stock or such other securities has been declared effective by the SEC and such shares of Common Stock or such other securities have been disposed of pursuant to such effective registration statement or (ii) such shares of Common Stock or such other securities are sold under circumstances in which all of the applicable conditions of Rule 144 are met.

“Registration Expenses” means any and all expenses incident to the performance of, or compliance with, any registration or marketing of securities, including all (i) registration and filing fees, and all other fees and expenses payable in connection with the listing of securities on any securities exchange or automated interdealer quotation system, (ii) fees and expenses of compliance with any securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with “blue sky” qualifications of the securities registered), (iii) expenses in connection with the preparation, printing, mailing and delivery of any registration statements, prospectuses and other documents in connection therewith and any amendments or supplements thereto, (iv) security engraving and printing expenses, (v) internal expenses of the Company (including all salaries and expenses of its officers and employees performing legal or accounting duties), (vi) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses relating to any comfort letters or costs associated with the delivery by independent certified public accountants of any comfort letters requested pursuant to Section 2.02(g)), (vii) reasonable fees and expenses of any special experts retained by the Company in connection with such registration, (viii) reasonable fees, out-of-pocket costs and expenses of the Shareholders, including the reasonable fees and disbursements of one counsel for all of the Shareholders participating in the applicable offering or registration selected by the Shareholders holding the majority of the Registrable Securities of the Shareholders to be included in the offering or registration; provided that the aggregate fees paid by the Company under this clause (viii) shall not exceed $15,000, (ix) fees and expenses in connection with any review by FINRA of the underwriting arrangements or other terms of the offering, and all fees and expenses of any “qualified independent underwriter,” including the fees and expenses of any counsel thereto, (x) fees and disbursements of underwriters customarily paid by issuers of securities, but excluding any underwriting fees, discounts and commissions attributable to the sale of Registrable Securities, (xi) costs of printing and producing any agreements among underwriters, underwriting agreements, any “blue sky” or legal investment memoranda and any selling agreements and other documents in connection with the offering, sale or delivery of the Registrable Securities, (xii) transfer agents’ and registrars’ fees and expenses and the fees and expenses of any other agent or trustee appointed in connection with such offering and (xiii) all out-of pocket costs and expenses incurred by the Company or its appropriate officers in connection with their compliance with Section 2.02(j). Except as set forth in clause (viii) above, Registration Expenses shall not include any out-of-pocket expenses of the Shareholders (or the agents who manage their accounts).

“Rule 144” means Rule 144 (or any successor or similar provisions) under the Securities Act.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock and Asset Purchase Agreement” means the stock and asset purchase agreement dated as of the date hereof among the Company, Hoffmann-La Roche Inc. and F. Hoffmann-La Roche Ltd.

“Trading Day” means a day on which trading in the Common Stock generally occurs on the NASDAQ Capital Market or, if the Common Stock is not then listed on the NASDAQ Capital Market, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or principal other U.S. national or regional market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, “Trading Day” means a Business Day.

“Transfer” means, with respect to any Registrable Securities, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Registrable Securities or any participation or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such Registrable Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Company	Preamble
Damages	3.01
Effectiveness Period	2.01(a)
Event	2.01(e)
Event Date	2.01(e)
Indemnified Party	3.03
Indemnifying Party	3.03
Inspectors	2.02(f)
Joinder Agreement	4.01(b)
Notice	4.02(b)
Shareholder	Preamble
Shelf Offering Notice	2.01(c)
Shelf Underwritten Offering	2.01(c)
Shelf Registration Statement	2.01(a)
Shelf Resale	2.01(b)
Suspension Period	2.01(d)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections or Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any applicable transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a governmental entity, as amended unless expressly specified otherwise.

ARTICLE 2

REGISTRATION RIGHTS

Section 2.01. Shelf Registration. (a) As soon as possible, but no later than the Filing Date, the Company shall prepare and file with the SEC a shelf registration statement covering the resale of all Registrable Securities held by each Shareholder immediately after the Closing for one or more offerings to be made pursuant to Rule 415 on Form S-3 (or on any successor or similar form appropriate for such purpose) (the “Shelf Registration Statement”). As soon as possible, but no later than the Effectiveness Date, the Company shall (i) cause the Shelf Registration Statement to be declared effective under the Securities Act and (ii) unless such Shareholders are required to be named earlier pursuant to SEC rules, file pursuant to Rule 424 (or any similar provision then in force) a prospectus relating to the Shelf Registration Statement, which prospectus shall contain the names and addresses of the Shareholders and all of the Registrable Securities owned by the Shareholders immediately after the Closing. The Company shall use its reasonable best efforts to keep the Shelf Registration Statement continuously effective under the Securities Act until the date which is the earlier of (i) such time as all such Registrable Securities have been publicly sold by the Shareholders or (ii) the later of (A) the eighteen-month anniversary of the Effectiveness Date and (B) such time as all such Registrable Securities may be sold by the Shareholders pursuant to Rule 144 without any volume limitations as determined by counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Company’s transfer agent and the Shareholders (the “Effectiveness Period”).

(b) Shelf Resales. If at any time during the Effectiveness Period a Shareholder desires to sell all or any portion of its Registrable Securities under the Shelf Registration Statement in a non-underwritten sale (a “Shelf Resale”), such Shareholder shall notify the Company of such intent at least one Business Day prior to such proposed sale. The Shareholders shall be entitled to effectuate an unlimited number of Shelf Resales during the Effectiveness Period.

(c) Shelf Underwritten Offering.

(i) Shelf Underwritten Notice. If at any time during the Effectiveness Period a Shareholder desires to sell all or any portion of its Registrable Securities under the Shelf Registration Statement in an underwritten sale (a “Shelf Underwritten Offering”), such Shareholder shall notify the Company of such intent (such notice, the “Shelf Offering Notice”). The Company shall give notice to the other Shareholders of the requested Shelf Underwritten Offering as promptly as practicable, and in any event within two Business Days, following the Company’s receipt of the Shelf Offering Notice and shall include in such Shelf Underwritten Offering all of the Registrable Securities requested to be included therein by any Shareholders that respond within five Business Days of the Company’s notification delivered pursuant to this subsection. As soon as practicable after receipt of a Shelf Offering Notice, the Company shall prepare and file a supplement to the related prospectus, post-effective amendment to the Shelf Registration Statement and/or Exchange Act reports incorporated by reference into the Shelf Registration Statement and take such other actions as are reasonably necessary or appropriate to permit the consummation of such Shelf Underwritten Offering with respect to all Registrable Securities requested to be sold thereunder.

(ii) Limitation on Shelf Underwritten Offerings. Notwithstanding anything to the contrary herein, (i) the Company shall not be required to effectuate more than three Shelf Underwritten Offerings hereunder, (ii) a Shelf Offering Notice may be delivered to the Company only by a Shareholder or group of Shareholders holding at least 25% of the then-outstanding Registrable Securities and (iii) if the Registrable Securities proposed to be sold in any Shelf Underwritten Offering are less than all of the Registrable Securities, the Company shall not be required to effectuate such Shelf Underwritten Offering unless the aggregate proceeds expected to be received from the sale of Registrable Securities thereunder equal or exceed $2,000,000. A Shelf Underwritten Offering shall be deemed not to have occurred if:

(A) the Shelf Registration Statement is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court and less than 75% of the Registrable Securities sought to be included in such Shelf Underwritten Offering have been sold therein; or

(B) the Shareholder(s) participating in a Shelf Underwritten Offering withdraw the applicable Shelf Offering Notice, by written notice to the Company, prior to consummation of the Shelf Underwritten Offering; provided that if such withdrawal is not attributable to any action or inaction of the Company that would reasonably have been expected to materially and adversely affect the proposed Shelf Underwritten Offering (including with respect to the proceeds expected to be received by the Shareholders), the participating Shareholder(s) shall reimburse the Company for its reasonable out-of-pocket expenses incurred in connection with the proposed Shelf Underwritten Offering.

(iii) In any Shelf Underwritten Offering, the Shareholders holding the majority of the Registrable Securities to be sold in such offering shall have the right to select an underwriter, which shall be reasonably acceptable to the Company. In connection with any Shelf Underwritten Offering, the Company shall enter into customary agreements (including an underwriting agreement in customary form) and take such all other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities in such offering.

(d) Suspension of Shelf Registration Statement. Notwithstanding anything to the contrary herein, the Company shall be entitled to suspend the use of the Shelf Registration Statement for a period of time not to exceed 30 days in succession or 90 days in the aggregate in any 12-month period (a “Suspension Period”); provided that the Company shall deliver a written certificate to the Shareholders signed by either the Chief Executive Officer or the Chief Financial Officer of the Company, certifying that the board of directors of the Company has determined, in its good faith judgment, that usage of the Shelf Registration Statement during such proposed Suspension Period would materially and adversely affect or interfere with any proposal or plan by the Company to engage in any material financing or in any material acquisition, merger, consolidation, tender offer, business combination, securities offering or other material transaction. Immediately upon receipt of such notice, the Shareholders shall discontinue the disposition of Registrable Securities under the Shelf Registration Statement until the termination of such Suspension Period. The Company agrees that it will terminate any Suspension Period as promptly as reasonably practicable and will promptly notify the Shareholders of such termination. Upon the occurrence of any Suspension Period, the Effectiveness Period shall be extended by the number of days in such Suspension Period.

(e) Additional Registration Statement.

(i) If, after the date hereof, a Shareholder receives any Registrable Securities pursuant to Section 2.08 of the Stock and Asset Purchase Agreement, the Company shall prepare and file as promptly as practicable thereafter an additional registration statement to permit the resale of all such Registrable Securities on the same basis and subject to the same terms and conditions, as nearly as practicable, applicable to the sale of Registrable Securities pursuant to the Shelf Registration Statement hereunder, except that (A) references in this Agreement to the “Closing” and “the date of the Closing” shall be deemed to be references to “the Post-Closing Payment Date”, (B) clause (ii)(A) of the definition of Effectiveness Period shall be deemed to replaced with “the six-month anniversary of the Effectiveness Date of the registration statement filed pursuant to Section 2.01(e)(i)” and (C) any other time periods in this Agreement shall be adjusted accordingly with respect to such Registrable Securities.

(ii) If for any reason any of the Registrable Securities held by or issued to a Shareholder immediately after the Closing or Post-Closing Payment Date are not covered by an effective registration statement at any time during the Effectiveness Period applicable to such Registrable Securities, the Company shall prepare and file as promptly as practicable an additional registration statement to permit the resale of all such Registrable Securities on the same basis and subject to the same terms and conditions, as nearly as practicable, applicable to the sale of Registrable Securities pursuant to the Shelf Registration Statement hereunder.

(iii) Any registration statement required to be filed pursuant to this Section 2.01(e) shall be deemed to be a “Shelf Registration Statement” for purposes of Section 2.02 and Section 4.02 of this Agreement.

Section 2.02. Registration Procedures. Whenever a registration or sale is to be effected in accordance with Section 2.01, subject to the provisions of such Section, the Company shall use all commercially reasonable efforts to effect the registration and sale of Registrable Securities covered thereby in accordance with the intended method of disposition thereof as quickly as practicable, and, in connection with any such request:

(a) (i) in the case of a Shelf Underwritten Offering, or in the case of any Shelf Resale if requested by any of the Shareholders or to the extent required by law, prepare and file with the SEC a supplement to the related prospectus to give effect to the sale of the Registrable Securities by the Shareholders and furnish to each selling Shareholder, its counsel and the managing underwriter(s), if any, copies of such prospectus supplement; provided that before filing such prospectus supplement, the Company will furnish to each selling Shareholder, its counsel and the managing underwriter(s), if any, copies of such prospectus supplement proposed to be filed, which will be subject to the reasonable review and comment of such counsel (such review to be conducted with reasonable promptness) and (ii) prior to filing any other registration statement or prospectus or any amendment or supplement thereto (other than any report filed pursuant to the Exchange Act that is incorporated by reference therein), the Company shall, if requested, furnish to each Shareholder, its counsel and the managing underwriter(s), if any, of the Registrable Securities covered by such registration statement copies of such registration statement as proposed to be filed, and thereafter the Company shall furnish to each Shareholder and underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424, Rule 430A, Rule 430B or Rule 430C under the Securities Act and such other documents as such Shareholder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities of such Shareholder.

(b) After the filing of the Shelf Registration Statement, the Company shall (i) cause the related prospectus to be supplemented by any required prospectus supplement and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act, (ii) comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities covered by the Shelf Registration Statement during the applicable period in accordance with the intended methods of disposition by the Shareholders thereof set forth in the Shelf Registration Statement or supplement to such prospectus and (iii) promptly notify each Shareholder holding Registrable Securities covered by the Shelf Registration Statement of (A) any stop order issued or threatened by the SEC or any state securities commission (or any other investigation or inquiry relating to the subject matter of this Agreement), and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered; (B) any request by the SEC or any other governmental entity for amendments or supplements to such registration statement or related prospectus or issuer free writing prospectus or for additional information, including the receipt of comments from the SEC; or (C) when any supplement to any related prospectus and any amendments to any related prospectus shall have been filed.

(c) As promptly as practicable after the Company’s receipt of an executed Joinder Agreement pursuant to Section 4.01(b) (or, if received during a Suspension Period, within five Business Days after expiration of the Suspension Period), the Company shall take all necessary action to cause the Person that delivered the Joinder Agreement to be named as a selling securityholder in the Shelf Registration Statement and the related prospectus, as supplemented (or in such other registration statement filed, or to be filed, pursuant to Section 2.01(e)) in such a manner as to permit such Person to deliver the related prospectus and prospectus supplement in connection with sales of its Registrable Securities to purchasers thereof in accordance with applicable law.

(d) The Company shall use all commercially reasonable efforts to register or qualify the Registrable Securities under such other securities or “blue sky” laws of such jurisdictions in the United States as any Shareholder may reasonably request, provided that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 2.02(d) or (B) consent to general service of process in any such jurisdiction.

(e) The Company shall immediately notify each Shareholder holding Registrable Securities covered by the Shelf Registration Statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus (as amended or supplemented) will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and, subject to Section 2.02(a), promptly prepare and make available to each Shareholder and file with the SEC any such supplement or amendment.

(f) The Company shall, in connection with any Public Offering, make available for inspection by any Shareholder and any underwriter participating in any disposition pursuant to the Shelf Registration Statement and any attorney, accountant or other professional retained by any such Shareholder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company as shall be reasonably necessary or desirable to enable any of the Inspectors to exercise its due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement.

(g) In connection with any Shelf Underwritten Offering, the Company shall use all commercially reasonable efforts to furnish to each underwriter, if any, a signed counterpart, addressed to such underwriter, of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company’s independent public accountants, each in customary form and covering such matters of the kind customarily (with respect to issuers of securities in the biotechnology industry) covered by opinions or comfort letters, as the case may be, as the managing underwriter therefor reasonably requests.

(h) The Company shall otherwise use all commercially reasonable efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement or such other document covering a period of 12 months, beginning within three months after the effective date of the registration statement, which earnings statement satisfies the requirements of Rule 158 under the Securities Act.

(i) The Company shall be liable for and shall pay all Registration Expenses in connection with any registration or sale effected pursuant to Section 2.01. For the avoidance of doubt, all underwriting fees, discounts, selling commissions and stock transfer taxes in connection with any offering hereunder shall be borne by the Persons selling securities in such offering, pro rata based on the number of securities of such Person sold in such offering.

(j) In any Public Offering, the Company shall have appropriate officers of the Company use their reasonable efforts to cooperate as reasonably requested by the underwriters in the offering, marketing or selling of the Registrable Securities.

(k) The Company shall deliver to each selling Shareholder, and the managing underwriter(s), if any, without charge, as many copies of each applicable prospectus and prospectus supplement (including each form of prospectus and any issuer free writing prospectus related to any such prospectuses) as such Person may reasonably request in connection with the distribution of the Registrable Securities, and the Company, subject to Section 2.02(n), hereby consents to the use of any such prospectus and prospectus supplement by each of the selling Shareholders and the managing underwriter(s), if any, in connection with the offering and sale of the Registrable Securities covered by such prospectus and prospectus supplement.

(l) The Company shall provide and cause to be maintained a transfer agent and registrar for all Registrable Securities from and after the Effectiveness Date. The Company shall cooperate with the Shareholders and the managing underwriter(s), if any, to enable such Registrable Securities to be registered in such names as the managing underwriter(s) or selling Shareholders may request.

(m) The Company may require each Shareholder promptly to furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration.

(n) Each Shareholder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.02(e), such Shareholder shall forthwith discontinue disposition of Registrable Securities pursuant to the Shelf Registration Statement until such Shareholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section

2.02(e), and, if so directed by the Company, such Shareholder shall deliver to the Company all copies, other than any permanent file copies then in such Shareholder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. If the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective (including the Effectiveness Period) by the number of days in the period from and including the date of the giving of notice pursuant to Section 2.02(e) to the date when the Company shall make available to such Shareholder a prospectus supplemented or amended to conform with the requirements of Section 2.02(e).

(o) Each Shareholder agrees that, in connection with any offering pursuant to this Agreement, it will not distribute any written materials in connection with the offer or sale of the Registrable Securities pursuant to any registration statement hereunder other than the prospectus and any approved free writing prospectus.

Section 2.03. Rule 144 Sales; Cooperation by the Company. If any Shareholder shall transfer or propose to transfer any Registrable Securities pursuant to Rule 144, the Company shall cooperate with such Shareholder and shall provide to such Shareholder such information as such Shareholder may reasonably request. Without limiting the foregoing, the Company shall, until at least the eighteen-month anniversary of the Closing (or, upon the occurrence of the Post-Closing Payment Date as contemplated by the Stock and Asset Purchase Agreement, until at least the first anniversary of the Post-Closing Payment Date): (i) make and keep available public information, as those terms are contemplated by Rule 144; (ii) timely file with the SEC all reports and other documents required to be filed under the Securities Act and the Exchange Act; and (iii) furnish to each Shareholder upon request a written statement by the Company as to its compliance with the reporting requirements of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other information as such Shareholder may reasonably request in order to avail itself of any rule or regulation of the SEC allowing such Shareholder to sell any Registrable Securities without registration.

ARTICLE 3

INDEMNIFICATION AND CONTRIBUTION

Section 3.01. Indemnification by the Company. The Company agrees to indemnify and hold harmless each Shareholder beneficially owning any Registrable Securities covered by a registration statement, its officers, directors, employees, partners and agents, and each Person, if any, who controls such Shareholder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (collectively, “Damages”) caused by or relating to any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus or free writing prospectus (as defined in Rule 405 under the Securities Act), or caused by or relating to any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such Damages are caused by any such untrue statement or omission or alleged untrue statement or omission so made based upon information furnished in writing to the Company by such Shareholder or on such Shareholder’s behalf expressly for use therein. The Company also agrees to indemnify any underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Shareholders provided in this Section 3.01.

Section 3.02. Indemnification by Participating Shareholders. Each Shareholder holding Registrable Securities included in any registration statement agrees, severally but not jointly, to indemnify and hold harmless the Company, its officers, directors and agents and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity from the Company to such Shareholder provided in Section 3.01, but only with respect to Damages caused by information furnished in writing by such Shareholder or on such Shareholder’s behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus or free writing prospectus. Each such Shareholder also agrees to indemnify and hold harmless underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Company provided in this Section 3.02.

Section 3.03. Conduct of Indemnification Proceedings. If any proceeding (including any governmental investigation) shall be brought or asserted against any Person in respect of which indemnity may be sought pursuant to this Article 3, such Person (an “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses, provided that the failure of any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (a) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel, (b) in the reasonable judgment of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, including one or more defenses or counterclaims that are different from or in addition to those available to the Indemnifying Party, or (c) the Indemnifying Party shall have failed to assume the defense within a reasonable time of notice pursuant to this Section 3.03. It is understood that, in connection with any proceeding or related proceedings in the same jurisdiction, the Indemnifying Party shall not be liable for the reasonable fees and expenses of more than one separate firm (in addition to one local counsel per jurisdiction) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed within 30 days of the date on which the Indemnifying Party receives an invoice for such fees and expenses. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. If the Indemnifying Party shall have promptly assumed the defense of any such proceeding, the Indemnifying Party shall not be liable for any settlement thereof effected without its written consent. If any such proceeding is settled with the consent of the Indemnifying Party, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. Without the prior written consent of the Indemnified Party, no Indemnifying Party shall effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement (A) includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding, and (B) does not include any injunctive or other equitable or non-monetary relief applicable to or affecting such Indemnified Person.

Section 3.04. Contribution. If the indemnification provided for in this Article 3 is unavailable or unenforceable to the Indemnified Parties in respect of any Damages, then each Indemnifying Party, in lieu of indemnifying the Indemnified Parties, shall contribute to the amount paid or payable by such Indemnified Party, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Damages as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Damages shall be deemed to include, subject to the limitations set forth in this Agreement, any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Article 3 was available to such party in accordance with its terms.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 3.04 were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 3.04, no Shareholder shall be required to contribute, in the aggregate, any amount in excess of the amount by which the proceeds actually received by such Shareholder from the sale of the Registrable Securities subject to the proceeding exceeds the amount of any damages that such Shareholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, except in the case of fraud by such Shareholder. Each Shareholder’s obligation to contribute pursuant to this Section 3.03 is several in the proportion that the proceeds of the offering received by such Shareholder bears to the total proceeds of the offering received by all such Shareholders and not joint.

No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Article 3 are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Party at law or in equity.

Section 3.05. Other Indemnification. Indemnification similar to that provided in this Article 3 (with appropriate modifications) shall be given by the Company and each Shareholder participating therein with respect to any required registration or other qualification of securities under any foreign, federal or state law or regulation or governmental authority other than the Securities Act.

ARTICLE 4

MISCELLANEOUS

Section 4.01. Binding Effect; Assignability; Benefit. (a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns. Any Shareholder that ceases to own beneficially any Registrable Securities shall cease to be subject to the terms hereof (other than (i) the provisions of Article 3 applicable to such Shareholder with respect to any offering of Registrable Securities completed before the date such Shareholder ceased to own any Registrable Securities and (ii) this Article 4).

(b) Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto pursuant to any transfer of Registrable Securities or otherwise, except that each Shareholder may assign all or any portion of its rights hereunder to any Permitted Transferee of such Shareholder. Any such Permitted Transferee shall (unless already bound hereby) execute and deliver to the Company an agreement to be bound by this Agreement in the form of Exhibit A hereto (a “Joinder Agreement”) and shall thenceforth be a “Shareholder.”

(c) Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 4.02. No Inconsistent Agreements; Adjustments Affecting Registrable Securities. (a) During the Effectiveness Period, the Company will not, and will not permit any of its Affiliates to, enter into any agreement with respect to its securities that is inconsistent or conflicts with the rights granted to the Shareholders in this Agreement.

(b) The Company will not take any action, or permit any change to occur, with respect to its securities which would materially and adversely affect the ability of a Shareholder to include its Registrable Securities in the Shelf Registration Statement or which would adversely affect the marketability of such Registrable Securities (including, without limitation, effecting a share split or a combination of shares that would have such an adverse effect).

Section 4.03. Notices. All notices, requests and other communications (each, a “Notice”) to any party shall be in writing and shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission or email transmission so long as receipt of such email is requested and received, if to the Company, to:

Arrowhead Research Corporation

225 South Lake Avenue, Suite 300

Pasadena, California 91101

Attention: Christopher Anzalone, Ph.D.

Facsimile No.: (626) 304-3401

E-mail: canzalone@arrowres.com

with a copy to:

Ropes & Gray LLP

Three Embarcadero Center

San Francisco, California 94111

Attention: Ryan A. Murr

Facsimile No.: (415) 315-6026

E-mail: ryan.murr@ropesgray.com

if to Roche Finance Ltd, to:

Roche Finance Ltd

Grenzacherstrasse 124

4058 Basel

Switzerland

Attention: Simon Meier

      Roche Venture Fund

Facsimile No.: +41 61 68 81396

E-mail: simon.meier@roche.com

  beat.kraehenmann@roche.com

  peter.trybus@roche.com

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: Marc O. Williams

Facsimile No.: (212) 701-5800

E-mail: marc.williams@davispolk.com

Any Notice shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, such Notice shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. Any Notice sent by facsimile transmission also shall be confirmed by certified or registered mail, return receipt requested, posted within one Business Day after the date of the sending of such facsimile transmission, or by personal delivery, whether courier or otherwise, made within two Business Days after the date of such facsimile transmission.

Any Person that becomes a Shareholder after the date hereof shall provide its address, fax number and email address to the Company.

Section 4.04. Waiver; Amendment; Termination. No provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective. No provision of this Agreement may be amended or otherwise modified except by an instrument in writing executed by the Company and the holders of at least a majority of the Registrable Securities held by the parties hereto at the time of such proposed amendment or modification, provided that no such amendment or modification shall adversely affect the economic interests of any holder of Registrable Securities hereunder disproportionately to other holders of Registrable Securities without the written consent of such holder.

Section 4.05. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws rules of such state.

Section 4.06. Jurisdiction. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any state or federal court in The City of Wilmington, Delaware so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 4.03 shall be deemed effective service of process on such party.

Section 4.07. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.08. Specific Enforcement. Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond or furnishing other security, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

Section 4.09. Counterparts; Effectiveness. This Agreement may be executed (including by facsimile or other electronic image scan transmission) with counterpart signature pages or in any number of counterparts, each of which shall be deemed to be an original, and all of which shall, taken together, be considered one and the same agreement, it being understood that each party need not sign the same counterpart. This Agreement shall become effective when each party hereto shall have executed and delivered this Agreement. Until and unless each party has executed and delivered this Agreement, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 4.10. Entire Agreement. Except as specifically provided in this Agreement, this Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes all prior and contemporaneous agreements and understandings, both oral and written, among the parties hereto with respect to the subject matter hereof.

Section 4.11. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 4.12. Independent Nature of Shareholders’ Obligations and Rights. The obligations of each Shareholder hereunder are several and not joint with the obligations of any other Shareholder hereunder, and no Shareholder shall be responsible in any way for the performance of the obligations of any other Shareholder hereunder. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Shareholder pursuant hereto or thereto, shall be deemed to constitute the Shareholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Shareholders are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement. Each Shareholder shall be entitled to protect and enforce its rights, including the rights arising out of this Agreement, and it shall not be necessary for any other Shareholder to be joined as an additional party in any proceeding for such purpose.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement or have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ARROWHEAD RESEARCH CORPORATION

By:	/s/ Christopher Anzalone
	Name:	Christopher Anzalone
	Title:	Chief Executive Officer

ROCHE FINANCE LTD

By:	/s/ Beat Kraehenmann
	Name:	Beat Kraehenmann
	Title:	Head Legal M&A Group Structure & Finance

By:	/s/ Andreas Knierzinger
	Name:	Andreas Knierzinger

EXHIBIT A

JOINDER TO REGISTRATION RIGHTS AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Registration Rights Agreement dated as of September 30, 2011 (as the same may be amended from time to time, the “Registration Rights Agreement”), among Arrowhead Research Corporation and Roche Finance Ltd. Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Registration Rights Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Registration Rights Agreement as of the date hereof as a “Permitted Transferee” of a Shareholder thereto, and shall have all of the rights and obligations of a “Shareholder” and a “Permitted Transferee” thereunder as if it had executed the Registration Rights Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Registration Rights Agreement (including, without limitation, Section 4.01 thereof).

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date:                                     ,

[NAME OF JOINING PARTY]

By:
Name:
Title:

Address for Notices:

[Address]
[Fax number]
[Email address]